EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the common stock, par value $0.0001 per share, of Winc, Inc. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 9, 2022.

Dated: February 9, 2022		Cool Japan Fund Inc.

	By:	/s/ Kenichi Kawasaki
	Name:	Kenichi Kawasaki
	Title:	President and CEO

Dated: February 9, 2022		CJF Palate Holdings LLC

	By:	/s/ Shuhei Ohashi
	Name:	Shuhei Ohashi
	Title:	Manager

Dated: February 9, 2022		Sake Ventures LLC

	By:	/s/ Akihiro Ishii
	Name:	Akihiro Ishii
	Title:	Manager

Dated: February 9, 2022		Rice Wine Ventures LLC

	By:	/s/ Shuhei Ohashi
	Name:	Shuhei Ohashi
	Title:	Manager